                                   EXHIBIT 13

                               SENTRY FUND, INC.


                             SUBSCRIPTION AGREEMENT

        The undersigned hereby subscribes for one hundred (100) shares of the capital stock, par value $1.00 per share, of Sentry Fund, Inc., a Maryland Corporation. The undersigned agrees to pay in cash for said shares within 5 days after the date hereof.

        Dated this 9th day of July, 1969.

                                                   SENTRY LIFE INSURANCE COMPANY

                                                   /s/ Paul G. Chenault
                                                   --------------------------
                                                   SIGNATURE

SEAL